SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 10, 2005 (May 10, 2005)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable (State or Other Jurisdiction of Incorporation)	333-117633 (Commission File Number)	54-2122988 (IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)	14303
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable
(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

                On May 10, 2005, Seneca Gaming Corporation (“SGC”) announced that it is commencing an offering of an aggregate principal amount of $200 million of additional 7¼% senior notes due 2012 pursuant to an exemption from registration under the Securities Act of 1933.  The issuance would be an add-on to the existing aggregate principal amount of $300 million of 7¼% senior notes due 2012 that were issued in May 2004.  The add-on senior notes would have substantially identically terms to, and form a single series with, the previously issued senior notes.

The net proceeds of the offering would be used to pay the amount owed by Seneca Niagara Falls Gaming Corporation to Freemantle Limited (Freemantle) pursuant to a termination agreement entered into by the parties yesterday to terminate the $80 million loan that Freemantle provided in November 2002 for the construction and development of Seneca Niagara Casino, which termination payment amount is expected to be approximately $126 million, to fund certain costs associated with the expansion of SGC’s operations, and for general corporate purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities of SGC.  The notes will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.  The notes will not be registered under the Securities Act or applicable state securities laws and the notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.  The press release SGC issued announcing such offering is attached as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

                The following exhibit is furnished as a part of this Current Report on Form 8-K:

(a)           Exhibits

                                                99.1         Press Release issued by Seneca Gaming Corporation, dated May 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date: May 10, 2005	/s/ Barry W. Brandon
	Name:	Barry W. Brandon
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
No.	Description

99.1*	Press Release issued by Seneca Gaming Corporation, dated May 10, 2005.

*Filed herewith